Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TRANSWORLD HOLDINGS, INC.", CHANGING ITS NAME FROM "TRANSWORLD HOLDINGS, INC." TO "CHARGE ENTERPRISES, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF JANUARY, A.D. 2021, AT 4:17 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3785962 8100
SR# 20210230117

Authentication: 202376398
Date: 01-26-21

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TRANSWORLD HOLDINGS, INC.

Transworld Holdings, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The Certificate of Incorporation of the Corporation, as amended, is hereby amended solely to reflect a change in the name of the Corporation by replacing Article I thereof with the following:

"The name of this Corporation is Charge Enterprises, Inc."

SECOND: The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment shall be effective on and as of the date of filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 26th day of January, 2021.

Andrew Fox, CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:17 PM 01/26/2021
FILED 04:17 PM 01/26/2021
SR 20210230117 - File Number 3785962